Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 16, 2015, relating to the consolidated financial statements of Ascena Retail Group, Inc. and its subsidiaries, and the effectiveness of Ascena Retail Group, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ascena Retail Group, Inc. for the year ended July 25, 2015.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 8, 2016